Edward Rust
Presiding Director
June 1, 2015

Dear Fellow Caterpillar Stockholder:

Your Board of Directors appreciates your participation in the voting process for Caterpillar's 2015 annual meeting of stockholders. In this regard, as the Presiding Director of your Board, I thought it important to place some of your company’s accomplishments in the context of the year’s challenges. Your Board is committed to creating stockholder value and has overseen a number of initiatives to offset unfavorable global economic conditions affecting our industry.

As you may know, our business tends to be heavily impacted by conditions in the business sectors we serve. The decline in key commodity prices like iron ore and oil, along with weaker economic conditions in developing countries, have reduced demand for our machines and engines. However, even though our revenues for 2014 are down from their 2012 peak, Caterpillar's overall market share over that same period has increased. We are focused on what we can control in the present economic environment, namely, continuing to gain market share, improving operational efficiency and developing world class products and services, all in an atmosphere built around safety and sustainability. Maintaining the financial strength of the company, and keeping the company competitive and ready to address business opportunities, are priorities for us.

The Caterpillar leadership team has responded strategically to the near term challenges, and has undertaken a number of actions to restructure operations and reduce costs. These efforts are reflected in

•	2014 earnings per share that increased from 2013, despite lower sales.

•	A strong balance sheet and solid cash flow -- three of the four best years for Machinery and Engines Operating Cash Flow were 2011, 2013 and 2014.

•	A focus on stockholders with an increase in the quarterly dividend of 15% in 2013, 17% in 2014, and stock repurchases of $2.0 billion in 2013 and $4.2 billion in 2014.

The Company’s short-term incentive plan encourages employees to focus on critical company goals and initiatives and rewards employees when those goals are achieved. While each division has a specific role to play in achieving enterprise goals, Corporate Operating Profit After Capital Charge (OPACC) is a measure in all plans and covers over 60 thousand employees globally.

We think it is important to note that, while short-term incentive payments were made to management in light of the above achievements over the last year, the majority of executive compensation is in the form of stock options, the value of which depends upon revenue and profit growth and a corresponding increase in the Caterpillar stock price over the longer term. Given that stock option grants from four of the last five years are presently "out of the money," your Board is confident that the Company’s pay for performance compensation structure supports its goal of driving higher shareholder value and provides strong motivation to ensure that revenues and profits increase as much as possible when world economic conditions improve.

On behalf of the entire Board of Directors, I thank you for investing in Caterpillar. I would greatly appreciate your vote in accordance with the recommendations of the Board of Directors.